Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1, Pre-Effective Amendment # 3, for Tianli Agritech, Inc. and Subsidiaries of our report dated February 7, 2010, relating to the consolidated balance sheets of Tianli Agritech, Inc. and Subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2009 and 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Sherb & Co., LLP

Sherb & Co., LLP

Certified Public Accountants

New York, New York

June 14, 2010